Exhibit 99.1

Senmiao Technology Reports Fiscal 2024 First Quarter Financial Results

CHENGDU, China, August 14, 2023 -- Senmiao Technology Limited (“Senmiao”) (Nasdaq: AIHS), a financing and servicing company focused on the online ride-hailing industry in China, as well as an operator of its own online ride-hailing platform, today announced financial results for its fiscal 2024 first quarter ended June 30, 2023.

Fiscal 2024 First Quarter Financial and Operating Highlights

•	Total revenues of $2.1 million, compared to $2.3 million in the prior-year period, primarily due to lower revenues from online ride-hailing platform services as a result of increased competition.
•	From October 23, 2020, the date Senmiao launched its online ride-hailing platform, to June 30, 2023, approximately 31.9 million rides were completed (including orders completed on the platform operated by Senmiao and on partner platforms), with fares paid by riders totaling $103.1 million. As of August 14, 2023, Senmiao has operations in 26 cities in China, including Chengdu, Changsha and Guangzhou.
•	Loss from operations narrowed to $0.8 million, from $1.4 million in the prior-year period.
•	Net loss was $0.4 million, compared to net income of $0.2 million in the prior-year period, primarily due to a $1.3 million decrease in change in fair value of derivative liabilities.

Management Commentary

Xi Wen, Chairman, Chief Executive Officer and President of Senmiao, stated, “We were pleased to have achieved stable revenues for the first quarter of fiscal year 2024 ended June 30, 2023, despite increased competition in the online ride-hailing market in the major cities in which we operate. As a result of our strategic decision to utilize more NEVs, we successfully lowered cost of services, and were able to improve gross profit by 26.5% to $0.6 million. Our ongoing efforts to streamline our operations resulted in a 35.2% decrease in SG&A expenses from the prior-year period, which is critical as we work toward achieving sustainable profitability. While our online ride-hailing platform services business has been impacted by mounting competition in the near term, we remain optimistic about our ability to capture additional market share as travelling and commuting continue to recover in our core markets. This line of business complements our other major line of business, such as automobile rentals, and we continue to see a good amount of interest from drivers who want to lease their vehicles from Senmiao. As of June 30, 2023, we have helped facilitate nearly 32 million rides in 26 cities where we operate in China, and we will continue to pursue opportunities to expand our business through local partnerships, both in terms of scope and geography.”

Financial Review

Revenues

Total revenues were $2.1 million for the fiscal first quarter ended June 30, 2023, compared to $2.3 million in the prior-year period. During the quarter ended June 30, 2023, the automobile rental business generated operating lease revenues of $1.1 million, compared to $0.9 million in the prior-year period, primarily due to the increased average utilization of the rented automobiles from 60.7% to 79.8%. The online ride-hailing platform services business generated revenues of $0.9 million, compared to $1.2 million in the prior-year period, mainly due to increased market competition during the period.

Cost of Revenues

Cost of revenues decreased 19.6% to $1.5 million for the fiscal first quarter ended June 30, 2023, from $1.9 million in the prior-year period, primarily due to decreased costs of automobiles under operating leases, decreased maintenance and insurance expense related to the automobile rental business as Senmiao used more NEVs during the period, as well as decreased direct expense and technical service fees for the online ride-hailing platform services business as a result of fewer completed orders, and decreased costs of automobile sold during the period.

Gross Profit

Gross profit was $0.6 million for the quarter ended June 30, 2023, an increase of 26.5% from $0.5 million in the prior-year period. The increase was primarily due to increased gross profit from Senmiao’s automobile rental business, partially offset by decreased gross profit from online ride-hailing platform services.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased 35.2% to $1.2 million for the fiscal first quarter ended June 30, 2023, from $1.9 million in the prior-year period. The decrease was mainly attributable to the Company’s continuous control on costs and ongoing initiatives to streamline its operations, which resulted in a $0.3 million decrease in salary and employee benefit expenses, decreased office expenditures and marketing expenses for the online ride-hailing platform, and other expense reductions.

Loss from Operations

Loss from operations for the fiscal first quarter ended June 30, 2023 decreased to $0.8 million, compared to loss from operations of $1.4 million in the prior-year period. This was primarily due to the increased gross profit and $0.5 million decrease in total operating expenses.

Net Loss (Income)

Net loss for the fiscal first quarter ended June 30, 2023, was $0.4 million, compared to net income of $0.2 million in the prior-year period, primarily due to a $1.3 million decrease in change in fair value of derivative liabilities.

Loss (Earnings) per Share

Loss per diluted share for the fiscal first quarter ended June 30, 2023, was approximately $0.05 based on a weighted average number of basic and diluted common stock of 7.9 million, compared to earnings per diluted share of approximately $0.05 based on a weighted average number of basic and diluted common stock of 6.3 million in the prior-year period.

Financial Position

As of June 30, 2023, Senmiao had cash and cash equivalents of $1.2 million, compared to $1.6 million as of March 31, 2023. Total stockholders’ equity was $3.5 million as of June 30, 2023, compared to $4.4 million as of March 31, 2023.

Additional information regarding Senmiao's results of operations for this quarterly period can be found in Senmiao’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, to be filed with the Securities and Exchange Commission on the date of this earnings release.

About Senmiao Technology Limited

Headquartered in Chengdu, Sichuan Province, Senmiao provides automobile transaction and related services including sales of automobiles, facilitation and services for automobile purchases and financing, management, operating leases, guarantees and other automobile transaction services, as well as operates its own ride-hailing platform aimed principally at the growing online ride-hailing market in Senmiao’s areas of operation in China. For more information about Senmiao, please visit: http://www.senmiaotech.com. Senmiao routinely provides important updates on its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements (including those relating to the operation of Senmiao’s ride-hailing platform) are subject to significant risks, uncertainties and assumptions, including those detailed from time to time in the Senmiao’s filings with the SEC, and represent Senmiao’s views only as of the date they are made and should not be relied upon as representing Senmiao’s views as of any subsequent date. Senmiao undertakes no obligation to publicly revise any forward-looking statements to reflect changes in events or circumstances.

For more information, please contact:

At the Company:

Yiye Zhou

Email: edom333@ihongsen.com

Phone: +86 28 6155 4399

Investor Relations:

The Equity Group Inc.	In China
Carolyne Sohn, Vice President	Lucy Ma, Associate
+1 408-538-4577	+86 10 5661 7012
csohn@equityny.com	lma@equityny.com

Alice Zhang, Associate

+1 212-836-9610

azhang@equityny.com

© 2023 Senmiao Technology Ltd. All rights reserved.

 SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars, except for the number of shares)

	June 30,	March 31,
	2023	2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,173,795	$1,610,090
Accounts receivable	126,760	158,435
Accounts receivable, a related party	4,551	6,312
Inventories	—	6,678
Finance lease receivables, current portion	136,296	146,114
Prepayment, other receivables and other assets, net	1,375,122	1,438,243
Prepayments - a related party	147,312	—
Due from related parties, net, current portion,	1,830,943	1,488,914
Total current assets	4,794,779	4,854,786

Property and equipment, net	3,229,848	3,343,457

Other assets
Operating lease right-of-use assets, net	106,638	121,672
Operating lease right-of-use assets, net, related parties	395,624	92,916
Financing lease right-of-use assets, net	530,796	623,714
Intangible assets, net	717,954	774,324
Finance lease receivables, non-current	92,497	71,133
Due from a related party, net, non-current	3,035,085	3,640,206
Other non-current assets	637,127	716,407
Total other assets	5,515,721	6,040,372

Total assets	$13,540,348	$14,238,615

LIABILITIES, MEZZANNIE EQUITY AND EQUITY
Current liabilities
Borrowings from a financial institution	$2,733	$8,813
Accounts payable	273,685	183,645
Advances from customers	171,273	148,188
Accrued expenses and other liabilities	3,597,397	3,377,507
Due to a related party	—	8,667
Operating lease liabilities	31,029	60,878
Operating lease liabilities - related parties	296,508	143,462
Financing lease liabilities	231,110	264,052
Derivative liabilities	197,609	501,782
Current liabilities - discontinued operations	462,016	487,829
Total current liabilities	5,263,360	5,184,823

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Expressed in U.S. dollars, except for the number of shares)

	June 30,	March 31,
	2023	2023
	(Unaudited)
Other liabilities
Operating lease liabilities, non-current	69,680	83,485
Operating lease liabilities, non-current - related parties	235,772	42,247
Financing lease liabilities, non-current	308,484	388,064
Deferred tax liability	40,658	42,930
Total other liabilities	654,594	556,726

Total liabilities	5,917,954	5,741,549

Commitments and contingencies (note 19)

Mezzanine Equity
Series A convertible preferred stock (par value $1,000 per share, 5,000 shares authorized; 1,141 and 1,641 shares issued and outstanding at June 30, 2023 and March 31, 2023, respectively)	242,447	269,386

Stockholders’ equity
Common stock (par value $0.0001 per share, 500,000,000 shares authorized; 7,993,040 and 7,743,040 shares issued and outstanding at June 30, 2023 and March 31, 2023, respectively)	798	773
Additional paid-in capital	43,382,748	43,355,834
Accumulated deficit	(38,143,122)	(37,715,294)
Accumulated other comprehensive loss	(1,743,236)	(1,247,099)
Total Senmiao Technology Limited stockholders’ equity	3,497,188	4,394,214

Non-controlling interests	3,882,759	3,833,466

Total equity	7,379,947	8,227,680

Total liabilities, mezzanine equity and equity	$13,540,348	$14,238,615

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in U.S. dollars, except for the number of shares)

	For the Three Months Ended June 30
	2023	2022
	(Unaudited)	(Unaudited)
Revenues
Revenues	$2,080,966	$2,126,336
Revenues, a related party	13,748	215,460
Total revenues	2,094,714	2,341,796

Cost of revenues
Cost of revenues	(1,302,595)	(1,835,474)
Cost of revenues, a related party	(210,179)	(46,342)
Total cost of revenues	(1,512,774)	(1,881,816)

Gross profit	581,940	459,980

Operating expenses
Selling, general and administrative expenses	(1,243,289)	(1,919,347)
Recovery of (allowance for) credit losses	(127,073)	21,857
Impairments of inventories	—	(3,085)
Total operating expenses	(1,370,362)	(1,900,575)

Loss from operations	(788,422)	(1,440,595)

Other income (expense)
Other income, net	72,149	63,153
Interest expense	(525)	—
Interest expense on finance leases	(8,722)	(7,148)
Change in fair value of derivative liabilities	304,173	1,628,510
Total other income, net	367,075	1,684,515

Income (loss) before income taxes	(421,347)	243,920

Income tax expense	—	—

Net income (loss)	(421,347)	243,920

Net loss (income) attributable to non-controlling interests from operations	(6,481)	88,933

Net income (loss) attributable to the Company’s stockholders	$(427,828)	$332,853

Net income (loss)	$(421,347)	$243,920

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (CONTINUED)

(Expressed in U.S. dollars, except for the number of shares)

	For the Three Months Ended June 30
	2023	2022
	(Unaudited)	(Unaudited)
Other comprehensive loss
Foreign currency translation adjustment	(453,325)	(785,653)

Comprehensive loss	(874,672)	(541,733)

less: Total comprehensive income (loss) attributable to noncontrolling interests	49,293	(90,748)

Total comprehensive loss attributable to stockholders	$(923,965)	$(450,985)

Weighted average number of common stock
Basic and diluted	7,891,392	6,305,252

Net earnings (loss) per share - basic and diluted	$(0.05)	$0.05

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars, except for the number of shares)

	For the Three Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(421,347)	$243,920
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	234,972	288,547
Amortization of right-of-use assets	109,620	218,446
Amortization of intangible assets	34,837	45,716
Recovery of (allowance for) credit losses	127,073	(21,857)
Impairments of inventories	—	3,085
Gain on disposal of equipment	(22,665)	9,144
Change in fair value of derivative liabilities	(304,173)	(1,628,510)
Change in operating assets and liabilities
Accounts receivable	24,083	16,836
Accounts receivable, a related party	1,476	—
Inventories	6,540	47,478
Finance lease receivables	50,441	134,210
Prepayments, other receivables and other assets	(11,895)	614,373
Prepayment - a related party	(152,317)	—
Accounts payable	103,147	(11,720)
Advances from customers	31,977	16,683
Accrued expenses and other liabilities	418,687	559,610
Operating lease liabilities	(37,238)	(9,137)
Operating lease liabilities - related parties	11,648	(12,685)
Net Cash Provided by Operating Activities	204,866	514,139

Cash Flows from Investing Activities:
Purchases of property and equipment	(379,658)	(497)
Proceeds from sales of equipment	49,592	25,739
Purchases of intangible assets	—	(910)
Net Cash Provided by (Used in) Investing Activities	(330,066)	24,332

SENMIAO TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Expressed in U.S. dollars, except for the number of shares)

	For the Three Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows from Financing Activities:
Repayments to related parties and affiliates	(160,850)	—
Borrowings from related parties and affiliates	—	349,704
Repayments of borrowings from a financial institution	(5,805)	(46,520)
Principal payments of finance lease liabilities	(80,667)	(132,111)
Net Cash Provided by (Used in) Financing Activities	(247,322)	171,073

Effect of exchange rate changes on cash and cash equivalents	(63,773)	(40,427)

Net increase (decrease) in cash and cash equivalents	(436,295)	669,117
Cash and cash equivalents, beginning of the year	1,610,090	1,185,221
Cash and cash equivalents, end of the year	$1,173,795	$1,854,338

Supplemental Cash Flow Information
Cash paid for interest expense	$525	$—
Non-cash Transaction in Investing and Financing Activities
Recognition of right-of-use assets and lease liabilities	$356,859	$155,329
Recognition of right-of-use assets and lease liabilities, related parties	$—	$65,817